EXHIBIT 10.34





                            EMPLOYMENT AGREEMENT


          EMPLOYMENT AGREEMENT dated as of January 1, 1995 between Care4, L.P., a Delaware limited partnership (the "Company"), and Andrew Horowitz (the "Executive").

          The parties acknowledge that they are entering into this Agreement as an inducement to the Company and Executive to consummate the transactions contemplated by the Asset Purchase Agreement, dated as of November 23, 1994, among the Company, Executive, Robert Horowitz, Scotchwood Pharmacy, a New Jersey corporation, Shared Pharmacy Limited Partnership, a New Jersey limited partnership, and Driving, Incorporated, a New Jersey corporation (the "Purchase Agreement") and that the execution and delivery of this Agreement by the Company and Executive is a condition precedent to the consummation of the transactions contemplated by the Purchase Agreement.

          1.   Employment, Duties and Acceptance.

               1.1 The Company hereby employs Executive, for the Term (as hereinafter defined), to render full-time services to the Company, and to perform such duties consistent with Executive's title and position as he shall reasonably be directed by the Co-Chief Executive Officers of Institutional Health Care Services, Inc., the general partner of the Company, in connection with managing and developing the Company's institutional pharmacy business, including the business being acquired by the Company pursuant to the Purchase Agreement, and establishing additional institutional pharmacy operations. Executive's title shall be designated by such Co-Chief Executive Officers and initially shall be Director of Pharmacy Operations.

               Executive shall be primarily responsible for managing the day-to-day affairs and operations of the Company's business, inclusive of all sales, marketing, purchasing and personnel decisions, and shall have authority, within monthly budgetary constraints approved by the Co-Chief Executive Officers, to make any single expenditure (or aggregate related expenditures) not in excess of $5,000 without the prior approval of the Co-Chief Executive Officers.

               1.2 Executive shall devote his full business time to the business of the Company during the Term and shall not, during the Term, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the Company, except for activities or investments not requiring Executive's services.

               1.3 Executive hereby accepts such employment and agrees to render the services described above. Executive further agrees to serve during all or any part of the Term as an officer or director of any affiliate of the Company or The Multicare Companies, Inc. ("Multicare"), without additional compensation therefor, if elected or appointed to any such position by the Board of Directors or Co-Chief Executive Officers of the Company or Multicare or of any affiliate, as the case may be. In such event, Executive shall be entitled to coverage under such directors' and officers' insurance or other insurance, and such indemnifications from Multicare and its affiliates, as are generally available to officers and directors of Multicare.

               1.4 The duties to be performed by Executive hereunder shall be performed primarily at the offices of the Company in Edison, New Jersey, subject to reasonable travel requirements on behalf of the Company.

               1.5 Executive shall be entitled to a paid vacation period or periods of twenty (20) business days during each year of the Term.

          2.   Term of Employment.

               The term of Executive's employment under this Agreement (the "Term") shall commence on the Closing Date (as defined in the Purchase Agreement) and shall end on the third anniversary of the Closing Date, unless sooner terminated pursuant to Article 4 of this Agreement.

          3.   Compensation.

               3.1 As full compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay Executive, during the Term, a base salary at an initial rate of $175,000 per annum during the first twelve-month period following the Closing Date (each twelve-month period, a "Salary Period"), payable in equal semi-monthly installments, less such deductions or amounts to be withheld as shall be required by applicable law and regulations. In no event shall Executive's base salary for any Salary Period be less than $175,000.

               3.2 Executive shall be eligible to participate in Multicare's Key Employee Incentive Plan (the "Bonus Plan") under which Executive may earn a maximum annual bonus equal to 30% of Executive's annual base salary provided for under Section 3.1. Such bonus shall be comuputed and paid in accordance with the terms of the Bonus Plan, a copy of which has been furnished to Executive.

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               3.3  Executive shall be eligible to participate in the annual grant program under Multicare's Amended and Restated 1993 Stock Option Plan (the "Option Plan"). In addition, concurrent herewith, Executive and Multicare are entering into a stock option agreement (the "Option Agreement") pursuant to which Executive has been granted options to purchase 15,000 shares of common stock of Multicare (the "Options"). The Options shall vest ratably over five years and shall be exercisable at a price equal to the closing price of Multicare common stock as reported by NASDAQ NMS on the Closing Date.

               3.4 The Company shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by him during the Term in the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as it may require in accordance with the Company's policies in effect from time to time.

               3.5 The Company shall provide to Executive medical benefits and medical and life insurance and disability benefits and disability insurance comparable to the medical benefits and medical and life insurance and disability benefits and disability insurance provided generally to senior executives of Multicare. Copies of all such policies and benefits have been furnished to Executive.

          4.   Termination.

               4.1 If Executive shall die during the Term, the Term shall terminate as of the date of Executive's death, and Executive's legal representative shall be entitled to receive Executive's full salary and benefits under Section 3, including a pro rata amount of the bonus for which Executive is eligible under Section 3.2 (which bonus, if any, shall be paid at such time and in the manner provided under the Bonus Plan) for the period through and including the last day of the month in which Executive's death occurs.

               4.2 If during the Term, Executive shall become physically or mentally disabled, whether totally or partially, so that he is unable substantially to perform his services hereunder for (i) a period of 90 consecutive days, or (ii) for shorter periods aggregating 120 days during any twelve-month period, the Company may at any time after the last day of the 90 consecutive days of disability or the day on which the shorter periods of disability shall have called an aggregate of 120 days, by written notice to Executive, terminate the Term of Executive's employment hereunder as of the date of such notice. Notwithstanding such disability, Executive shall be entitled to receive his full salary and benefits under Section 3, including a pro rata amount of the bonus for which Executive is eligible under Section
3.2 (which bonus, if any, shall be paid at such time and in the manner provided under the Bonus Plan) for the period through and including the date of such termination.

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               4.3  If Executive acts, or fails to act, in a manner that
provides Cause for termination, the Company may by written notice to Executive, terminate the Term of Executive's employment hereunder any time as of the date of any such notice. For purposes of this Agreement, the term "Cause" means (i) the failure by Executive to perform, or gross negligence or willful misconduct in connection with the performance of, any of his material duties hereunder, unless such failure, gross negligence or willful misconduct is cured within 30 days after the Company has provided Executive written notice thereof (if such failure, gross negligence or willful misconduct is subject to being cured), (ii) the conviction of Executive of any felony,
(iii) any acts of fraud or embezzlement by or involving Executive involving the Company or any of its affiliates or their respective businesses or assets, (iv) Executive's failure to comply in any material respect with the policies of the Company after delivery to Executive of such written policies, unless such failure is cured (to the extent such failure is curable) within 30 days after the Company has provided Executive with written notice thereof or (v) a material breach of the terms of this Agreement by the Executive, unless such breach is cured (if such breach is curable) within 30 days after the Company has provided Executive written notice thereof. Executive shall be entitled to no compensation under this Agreement from and after the date of termination for Cause.

               4.4 Upon any termination of Executive's employment hereunder for a reason other than (i) Cause, (ii) Executive's death or disability or
(iii) Executive's voluntary termination of his employment hereunder, Executive shall be entitled to continue to receive his then current base salary hereunder through the end of the Term, as and when otherwise due and payable; provided, however, that if Executive shall accept other employment at any time during the Term, the Company's obligation to continue such payment under this Section 4.4 shall terminate as of the date of Executive's acceptance.

          5.   Covenants.

               Executive acknowledges that, during the course of performing his services hereunder, the Company and its affiliates shall be disclosing to Executive and Executive shall become aware of or learn Confidential Information (as defined below). Executive acknowledges that the business of the Company and its affiliates is extremely competitive, dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to the Company and its affiliates. Accordingly, Executive agrees as follows:

               5.1 Executive shall keep confidential and shall not, during the Term or at any time thereafter, directly or indirectly, publish or disclose to any person, firm or corporation or other entity, whether or not a competitor of the Company, any affairs of the Company or its affiliates, including, without limitation, business plans, budgets and projections, other proprietary information, any trade secrets, sources of supply, costs, pricing practices, customer lists, financial data, employee information, or information as to organizational structure (collectively, "Confidential Information"). In no event shall Confidential Information include information publicly available or otherwise in the public domain. Executive shall use Confidential Information solely in connection with his activities hereunder as an Executive of the Company, and shall not (except as may be required by court order, subpoena or other governmental process and confirmed by a written opinion of legal counsel to Executive after prompt notice to the Company) use any Confidential Information in any way that may be detrimental to the Company or its affiliates. Upon the expiration or termination of the term of his employment, or at any time the Company may request, Executive shall surrender to the Company all documents and copies of documents in his possession comprising Confidential Information including, but not limited to, internal and external business forms, manuals, correspondence, notes, customer lists and computer programs, and Executive shall not make or retain any copy or extract of any of the foregoing.

               5.2 During the Term of his employment and for two years thereafter, or if later, for two years after the date Executive stops receiving compensation under this Agreement, Executive shall not in the United States or in any country in which the Company shall then be doing business, directly or indirectly, engage in or be interested in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business which is competitive with the business being conducted by the Company at any time during the Term, including, without limitation, any line of business or economic endeavor, whether for profit or otherwise, which activities shall include, but not be limited to, the sale or furnishing, or the offering for sale or furnishing, of prescription and/or over-the-counter medications, controlled substances, dangerous drugs, biologicals, durable medical equipment, medical supplies, comfort care supplies, therapy supplies and/or services, pharmaceutical management and recordkeeping services, and the sale or furnishing, or the offering for sale foregoing types of activities, to any person or entity, including but not limited to a pharmacy, physician or physician practice, hospital, nursing home or other health care provider. The provisions of this
Section 5.2 shall not apply to Executive's ownership of up to 1.0% of the outstanding securities of a competitive business whose shares are listed for trading on any national securities exchange or through NASDAQ NMS. The Company and Executive acknowledge and agree that the provisions of this
Section 5.2 shall have no force and effect if (a) Executive's employment hereunder is terminated for a reason other than (i) Cause, (ii) Executive's death or disability, or (iii) Executive's voluntary termination of his employment hereunder or (b) the Company fails to offer to employ Executive following the expiration of the Term on terms not less favorable than those existing upon expiration of the Term.

               5.3 During the Term of his employment and for two years thereafter, of if later, for two years after the date Executive stops receiving compensation under this Agreement, Executive shall not, directly or indirectly, solicit any employee of the Company or any affiliate of the Company or any person who was employed by the Company or any affiliate of the Company within three years prior to the time of such solicitation, to leave his employment or join the employ of another, then or at a later time, or solicit the employment of, or permit any business of which Executive or any affiliate of Executive is an owner, partner, executive or holder of more than 5% of the shares, to solicit the employment of any person who was employed by the Company or any affiliate of the Company within three years prior to the time of such solicitation, or canvass or solicit orders for any pharmaceutical products from or otherwise do business with any person, company or firm which is at the time of such solicitation or has been at any time within three years prior to such time a customer of the Company or any affiliate of the Company.

               5.4 Executive acknowledges that the provisions of this Section 5 are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief to which the Company may be entitled in the form of actual or punitive damages, the Company shall be entitled to seek and obtain injunctive relief from a court of competent jurisdiction for the purposes of restraining Executive from any actual or threatened breach of such covenants. Notwithstanding the foregoing, if any one or more of the provisions of this Section 5 shall be found by a court of competent jurisdiction to be unreasonably restrictive under the circumstances, then such provisions shall be modified by such court so as to apply such provisions to the maximum extent allowed by law, and any such modification shall not affect the validity of any other provision contained in this Agreement.

               5.5 In the event Executive commits or threatens to commit a breach of any of the provisions of Sections 5.1, 5.2 or 5.3 hereof, the Company shall have the following rights and remedies:

                    5.5.1 The right and remedy to have the provisions of this Agreement specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

                    5.5.2 The right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by Executive as the result of any transactions constituting a breach or threatened breach of any of the provisions of Sections 5.1, 5.2 or 5.3 and Executive hereby agrees to account for and pay over such Benefits to the Company.

                    5.5.3 Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

               5.6 The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Section 5.1, 5.2 and 5.3 upon the courts of the State of New Jersey and any other state in the United States in which a substantial breach of such covenants occurs. In the event that any courts having jurisdiction over an action or event constituting a breach of Section 5.1, 5.2 or 5.3 shall hold such covenants are not wholly enforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other states within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdiction, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

               5.7 In the event that any action, suit or other proceeding in law or in equity is brought to enforce the covenants contained in Sections 5.1,
5.2 and 5.3 or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any preliminary injunction following a hearing in favor of the Company, all court costs and reasonable attorneys' fees of the Company in such action, suit or other proceeding shall (on demand of the Company) be paid by Executive. If such action does not result in the award of a judgment for money damages or in the granting of any preliminary injunction following a hearing in favor of the Company, all court costs and reasonable attorneys' fees of Executive in such action, suit or other proceeding shall (on demand of Executive) be paid by Company.

          6.   Notices.

               All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) when transmitted by telecopy (receipt confirmed) provided that a copy is sent concurrently by the means prescribed by clause (a) or (c) of this
Section 6, (c) on the fifth business day following mailing by registered or certified mail (return receipt requested), or (d) on the next business day following deposit with an overnight delivery service of national reputation, to the parties at the following addresses and telecopy numbers (or at such other address or telecopy number for a party as may be specified by like notice):

               If to the Company at:

                    Care4, L.P.
                    c/o The Multicare Companies, Inc.
                    411 Hackensack Avenue
                    Hackensack, New Jersey 07601
                    Attention:     Daniel E. Straus
                    Telephone:     201-488-8818
                    Telecopier:    201-488-4348

               With a copy to:

                    The Multicare Companies, Inc.
                    411 Hackensack Avenue
                    Hackensack, New Jersey 07601
                    Attention:     General Counsel
                    Telephone:     201-525-5942
                    Telecopier:201-525-5952


               If to Executive at:

                    Andrew Horowitz
                    302 Wychwood Road
                    Westfield, New Jersey 07090
                    Telephone:  908-654-1083

               With a copy to:

                    Wolff & Samson
                    5 Becker Farm Road
                    Roseland, New Jersey  07068-1776
                    Attention:  Joel Wolff, Esq.
                    Telephone:  (201) 533-6500
                    Telecopier: (201) 740-1407


          7.   General.

               7.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed entirely in New Jersey.

               7.2 Headings. The article and section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

               7.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement prior to the date hereof has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement prior to the date hereof not so set forth.

               7.4 Assignment. This Agreement, and Executive's rights other than the right to receive payments hereunder and obligations hereunder, may not be assigned by Executive. The Company may assign its rights, together with its obligations, hereunder to any affiliate (provided that, at the time of the assignment, such affiliate has a net worth equal to or greater than the Company's net worth) or in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the obligations of the Company hereunder shall be binding on its successors or assigns, whether by assignment, merger, consolidation or acquisition of all or substantially all of its business or assets.

               7.5 Validity. The invalidity or unenforceability of any provision of this Agreement in any respect shall not affect the validity or enforceability of such provision in any other respect or of any other provision of this Agreement, all of which shall remain in full force and effect.

               7.6 Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at the time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

               7.7 Affiliates. As used herein the term "affiliate" shall mean and include any person or business entity controlling, controlled by or under common control with the corporation in question. The term "controlled", "controlling", "controlled by" and "under common control with", as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.


          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

          Very truly yours,

                    CARE4, L.P.

                    By:  Institutional Health Care
                         Services, Inc., its general partner


                         By: /S/ PAUL J. KLAUSNER
                            ____________________________
                            Name:  PAUL J. KLAUSNER
                            Title: VICE-PRESIDENT

/S/ ANDREW HOROWITZ
________________________________
          Andrew Horowitz